SECURITY MUTUAL LIFE
                          INSURANCE COMPANY OF NEW YORK
                   SECURITY MUTUAL BUILDING * 100 COURT STREET
                   P.O. BOX 1625 * BINGHAMTON, NEW YORK 13902
                                 (607) 723-3551

ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the Issue Date shown on the Contract Data Page.

REBALANCING TRANSFERS - Rebalancing Transfers will automatically readjust the Variable Account Value as elected by the Owner on the Application or as subsequently elected otherwise. Rebalancing Transfers may be made by the Owner subject to the following conditions:

          1) Rebalancing Transfers are not subject to assessment of the Transfer Fee.

          2) Rebalancing Transfers may not be made simultaneously with Dollar Cost Averaging Transfers.

          3) The Company has received written notice of an election to initiate Rebalancing Transfers from the Owner.

          4)   Rebalancing  Transfers  may not be made  to or from  the  General
               Account.

All other terms and conditions of the Contract remain unchanged.

Security Mutual Life Insurance Company of New York has caused this Endorsement to be signed by its President and Secretary.

/s/ F. DAVID MISTRETTA                             /s/ BRUCE W. BOYEA
_______________________Secretary                   ____________________President